UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2010

MOLSON COORS BREWING COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number: 1-14829

Delaware (State or other jurisdiction of incorporation)	84-0178360 (IRS Employer Identification No.)

1225 17th Street, Suite 3200, Denver, Colorado 80202
1555 Notre Dame Street East, Montréal, Québec, Canada, H2L 2R5
(Address of principal executive offices, including zip code)

(303) 927-2337 / (514) 521-1786
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

On October 6, 2010, Molson Coors International LP (the “Issuer”), an indirect wholly-owned subsidiary of Molson Coors Brewing Company (the “Company”), issued CAD $500 million in aggregate principal amount of 3.95% Series A Notes due 2017 (the “Notes”).  The Notes are guaranteed by the Company and by each of Coors Brewing Company, Molson Canada 2005, CBC Holdco, Inc., Coors International Holdco ULC, Molson Coors Callco ULC, Molson Coors International General ULC, and Molson Coors Capital Finance ULC (collectively, the “Subsidiary Guarantors”).

The Notes were issued by the Issuer pursuant to an indenture, dated as of October 6, 2010, among the Issuer, the Company, the Subsidiary Guarantors, and Computershare Trust Company of Canada (the “Trustee”), as trustee, as supplemented by the First Supplemental Indenture thereto dated October 6, 2010 (the “Indenture”). Pursuant to the terms of the Indenture, the Notes are unsecured debt obligations of the Issuer with right to payment under the Notes equal in right of payment with any of the Issuer’s current unsecured indebtedness. The Notes bear interest at an annual rate of 3.95%, which will be payable on April 6 and October 6 of each year (to holders of record on the immediately preceding April 1 and October 1 of each year), commencing on April 6, 2011.

The Indenture provides that the Issuer may redeem the Notes at its option in whole or in part at any time at the Issuer’s option, at the redemption prices set forth in the Indenture. The Indenture contains covenants which, subject to certain exceptions, restrict the ability of the Issuer, the Company and certain of its subsidiaries to, among other things, incur secured indebtedness and enter into certain sale/leaseback transactions. The Indenture contains customary events of default.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLSON COORS BREWING COMPANY

/S/ Samuel D. Walker
Date: October 12, 2010	By:	Samuel D. Walker
Chief Legal Officer